Exhibit 99.1

ABVC BioPharma Regains Nasdaq Minimum Bid Price Compliance

Silicon Valley, CA – May 14, 2025 – ABVC BioPharma, Inc. (NASDAQ: ABVC), a clinical-stage biopharmaceutical company developing botanical-based therapies for central nervous system (CNS), ophthalmology, and oncology/hematology indications, today announced that it has received official notice from the Nasdaq Listing Qualifications Department confirming that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share.

According to Nasdaq’s notification dated May 13, 2025, ABVC’s common stock successfully maintained a closing bid price at or above $1.00 for 10 consecutive trading days from April 29, 2025 to May 12, 2025, satisfying the exchange’s compliance standard for the referenced rule. This development formally closes this deficiency matter.

“This is more than a compliance milestone — it is a clear validation of our turnaround strategy and unwavering commitment to shareholder value,” said Dr. Uttam Patil, ABVC Chief Executive Officer.

Compairing fiscal year 2024 to 2023, ABVC has made significant strides:

●	Revenue increased by 234% year-over-year, driven by strategic out-licensing of its proprietary drug candidates.

●	Operating expenses were reduced by 21%, demonstrating disciplined execution and operational efficiency.

●	EPS improved by 77%, reflecting the positive impact of stock-based compensation and streamlined R&D spending.

●	The Company secured three major licensing partnerships across the U.S. and Asia, unlocking the potential for over $7 million in upfront payments and up to $660 million in milestone and royalty payments. In fiscal year 2025, we have received close to $0.5 million of upfront payments.

The reinstatement of Nasdaq compliance follows a period of focused restructuring, paving the way for future success. ABVC is currently in preliminary discussions with leading pharmaceutical and AI companies to co-develop its Phase III-ready candidates for Major Depressive Disorder (MDD) and ADHD, both multibillion-dollar global markets.

“We see this as a critical inflection point,” said Dr. Patil. “ABVC is no longer just a clinical-stage biotech — we are building a platform for global commercialization, powered by science, supported by strategy, and our continued Nasdaq listing demonstrates our ability to meet high listing standards.”

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Dr. Uttam Patil

Email: uttam@ambrivis.com